Exhibit 2.1

AMENDMENT NO. 1 TO THE

ASSET PURCHASE AGREEMENT

BY AND AMONG

MED-EL ELEKTROMEDIZINISCHE GERÄTE GESELLSCHAFT m.b.H.,

VIBRANT MED-EL HEARING TECHNOLOGY GmbH

AND

SYMPHONIX DEVICES, INC.

This Amendment No .1 (this “Amendment”) to the Asset Purchase Agreement (the “Purchase Agreement”), dated as of March 20, 2003, by and among Med-El Elektromedizinische Geräte Gesellschaft m.b.H. (“Parent”), Vibrant Med-El Hearing Technology GmbH (“Buyer”) and Symphonix Devices, Inc. (“Seller”), is made and entered into as of May 31, 2003, by and among Parent, Buyer and Seller. Parent, Buyer and Seller may be referred hereinafter collectively as the “Parties.”

RECITALS:

WHEREAS, the Parties entered into the Purchase Agreement as of March 20, 2003;

WHEREAS, the Parties deem it to be in their best interest to amend the Purchase Agreement to provide for a Closing as late as July 31, 2003;

NOW, THEREFORE, the Parties hereto agree to amend the Purchase Agreement as follows:

AGREEMENT:

1.    Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to them in the Purchase Agreement.

2.    Section 2(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(d)    The Closing.    The closing and consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 600 Hansen Way, Palo Alto, California 94304, commencing at 10:00 a.m. local time on the business day following the satisfaction or waiver of all conditions set forth in Section 7 hereof (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than July 31, 2003.

3.    Sections 10(a)(ii) and 10(a)(iii) of the Purchase Agreement are hereby amended and restated in their entirety to read as follows:

(ii)    Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect and such breach has given rise to the failure of any condition set forth in Section 7(a) hereof, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 2003, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

(iii)    Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect and such breach is reasonably likely to interfere with Buyer’s ability to consummate the transactions contemplated hereby, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 2003, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

4.    Reference to and Effect on the Purchase Agreement.

(a)    Upon the effectiveness of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Purchase Agreement as amended hereby.

(b)    Except as specifically amended or modified herein, all terms and provisions contained in the Purchase Agreement shall remain in full force and effect.

5.    Counterparts.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

SELLER: SYMPHONIXDEVICES, INC.

By:	/s/ KIRK B. DAVIS
Name:	Kirk B. Davis
Title:	President and Chief Executive Officer

PARENT: MED-EL ELEKTROMEDIZINISCHE GERÄTE GESELLSCHAFT m.b.H.

By:	/s/ INGEBORG J. HOCHMAIR
Name:	Ingeborg J. Hochmair
Title:	CEO

BUYER: VIBRANT MED-EL HEARING TECHNOLOGY GmbH

By:	/s/ INGEBORG J. HOCHMAIR
Name:	Ingeborg J. Hochmair
Title:	CEO

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